Exhibit 10.22

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of April 1, 2004, by and between SILICON VALLEY BANK, a California chartered bank ("Bank"), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office at 4410 Arapahoe Avenue, Suite 200, Boulder, CO 80303, and eCollege.com (“eCollege”), whose address is 4900 South Monaco Street, Denver, Colorado 80237, and DataMark, Inc. (“DataMark”), whose address is 2305 President’s Drive, Salt Lake City, UT 84120 (hereinafter eCollege and DataMark shall be referred to collectively as the "Borrowers" and individually as a “Borrower”).

1.   DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrowers to Bank, Borrowers are or may be indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated as of October 30, 2003, as it may be amended from time to time (the “Loan Agreement”). The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of up to Ten Million Dollars ($10,000,000) and a Term Loan of up to Three Million Dollars ($3,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrowers to Bank shall be referred to as the "Indebtedness."

2.   DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness is secured by the Collateral, as described in the Loan Agreement and in the Intellectual Property Security Agreements.

Hereinafter, the above-described security documents, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.   DESCRIPTION OF CHANGE IN TERMS.

Modification(s) to Loan Agreement.

1.    Section 6.2 entitled “Financial Statements, Reports, Certificates” is amended by changing subsection (a)(i) thereof to read as follows:

(a) Borrowers will deliver to Bank: (i) as soon as available, but no later than 30 days (but through the period ending 9/30/04, no later than 40 days) after the last day of each month, company prepared consolidated and consolidating balance sheets and income statements covering the operations of eCollege and its Subsidiaries during the period certified by a Responsible Officer of eCollege and in a form acceptable to Bank;

2.     Section 6.2 entitled “Financial Statements, Reports, Certificates” is amended by changing subsection (c) thereof to read as follows:

(c) Within 30 days (but through the period ending 9/30/04, within 40 days) after the last day of each month, Borrowers will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer of eCollege in the form of Exhibit D.

3.     Section 6.7 entitled “Financial Covenants” is amended by changing subsection (i) thereof entitled “Quick Ratio (Adjusted)” to read as follows:

(i)   Quick Ratio (Adjusted). A ratio of Quick Assets to Current Liabilities minus Deferred Revenue and any Quarter-End Advance of at least 1.30 to 1.00 through 3/31/04, and of at least 1.50 to 1.00 at 4/30/04 and thereafter.

4.     Section 6.7 entitled “Financial Covenants” is amended by changing subsection (iii) thereof entitled “Debt Service Coverage Ratio” to add the following sentence at the end thereof:

       For purposes hereof “interest expense” shall exclude non-current, non-cash and non-recurring interest expense items and shall include only actual cash paid interest expense items.

5.    Section 13.1 entitled “Definitions” is amended by adding the following definition therein to read as follows:

   “Quarter-End Advance” is an Advance made on the last Business Day of a fiscal quarter which Advance remains outstanding no longer than 3 Business Days following the date such Advance is made and the proceeds of which remain on deposit at Bank during the period such Advance is outstanding.

6.       Section 13.1 entitled “Definitions” is amended by changing the following definitions therein to read as follows:

“Deferred Revenue” is all amounts received in advance of performance under a maintenance contract and not yet recognized as revenue, and other amounts received from or billed to customers in excess of revenue that has been earned, including customer advances or deposits that customers are required to pay for services, where such payments received are recorded as customer advances (liability) until the revenue is recognized as earned.

"Tangible Net Worth" is, on any date, the consolidated total assets (excluding proceeds of any Quarter-End Advance) of eCollege and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities excluding all Subordinated Debt and excluding any Quarter-End Advance.

7.   Exhibit D attached hereto shall be substituted for that attached to the Loan Agreement.

4.   CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.   PAYMENT OF EXPENSES. Borrowers shall pay Bank all of Bank’s out-of-pocket expenses in connection with this Loan Modification Agreement.

6.   NO DEFENSES. Borrowers (and each guarantor and pledgor signing below) agrees that, as of the date hereof, they have no defenses against the obligations to pay any amounts under the Indebtedness.

7.   CONTINUING VALIDITY. Borrowers (and each guarantor and pledgor signing below) understand and agree that in modifying the existing Indebtedness, Bank is relying upon Borrowers’ representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrowers to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8.    CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon receipt by Bank of a fully executed counterpart hereof.

This Loan Modification Agreement is executed as of the date first written above.

BORROWERS:	BANK:
eCollege.com.	SILICON VALLEY BANK
By: /s/ Douglas H. Kelsall	By: /s/ Frank Amoroso

Name: Douglas H. Kelsall	Name: Frank Amoroso
Title: President and COO	Title: VP

DataMark, Inc.
By: /s/ Douglas H. Kelsall

Name: Douglas H. Kelsall
Title: Assistant Treasurer